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                                                                    EXHIBIT 15.1

August 12, 1998

Board of Directors and Shareholders of
Security Capital Group Incorporated:

We are aware that Security Capital Group Incorporated has incorporated by reference in its Registration Statement on Form S-8, relating to the Security Capital Group Incorporated 1998 Long-Term Incentive Plan, its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated May 12, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such registration statement or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very Truly Yours,


ARTHUR ANDERSEN LLP